EXHIBIT 99.1


                     ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.
                  NOMINATING AND GOVERNANCE COMMITTEE CHARTER
                             AS OF AUGUST 10, 2010


The Nominating and Governance Committee of the Board of Directors of Environmental Solutions Worldwide Inc. (the "Company") assists the Board of Directors in fulfilling its oversight responsibilities relating to the company's corporate governance matters, periodic evaluation of the Board of Directors, its committees and individual directors, identification and selection of director nominees, and such other duties as directed by the Board of Directors.

STRUCTURE AND ORGANIZATION

1. The committee will be composed solely of directors who are independent of the management of the company and are free of any relationship that may interfere with their exercise of independent judgment as a committee member, all in accordance with United States Securities and Exchange Commission and applicable stock exchange requirements.

2. The committee will consist of at least two members of the Board of Directors. Committee members and the committee chair serve at the pleasure of the Board of Directors.

3. The committee will meet at least annually, or more frequently as deemed appropriate. The committee may ask members of management or others to attend the meetings and provide pertinent information as necessary. Meetings are generally held in person but may also be held by video or telephone conference if necessary. Special meetings may be called by the Company's Executive Chairman or by any member of the committee. A majority of the members shall constitute a quorum.

4. The committee has the authority to retain and terminate any search firm used to identify director candidates and to retain independent legal or other advisors, in each case as the committee may deem appropriate, including the authority to approve these firm's fees and other retention terms.

5. The committee or the Board of Directors may reassign the responsibilities of this committee to a subcommittee or another committee of the Board of Director's choosing as long as the committee is made up entirely of independent directors.

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The committee's responsibilities include:

GENERAL RESPONSIBILITIES

1. Prepare and submit the minutes of all committee meetings and regularly report to the Board of Directors on committee matters.

2. Review and reassess the adequacy of this Charter annually and propose to the Board of Directors any changes to the Charter.

1. Perform such other functions assigned by law, applicable stock exchange requirements, the company's charter or bylaws or the Board of Directors.

RESPONSIBILITIES RELATED TO CORPORATE GOVERNANCE

1. Develop and recommend to the Board of Directors for its approval guidelines and criteria for selecting new directors, enabling stockholders to send communications to the Board of Directors and director attendance at annual meetings of stockholders.

2. Review from time to time the Board of Directors' committee structure and recommend to the Board of Directors for its approval directors to serve as members of each committee.

3. Develop and recommend to the Board of Directors for its approval a set of corporate governance guidelines. The Committee shall review these guidelines regularly, and at least annually, and recommend changes as necessary or appropriate.

4. Monitor the independence of the Board of Directors, assure that the majority of the Board of Directors continues to be independent and review any potential conflict of interest between a director and the Company.

RESPONSIBILITIES RELATED TO BOARD CANDIDATES AND NOMINEES

1. Lead searches for qualified candidates to become members of the Board of Directors and evaluate, select, and approve director nominees to be appointed by the Board of Directors or presented for approval at the annual meeting of stockholders.

2. Nominate directors consistent with the guidelines and criteria approved by the Board of Directors for selecting new directors, including the Company's policy regarding director independence.

3. Develop and recommend to the Board of Directors for its approval a policy regarding the consideration of any director candidates recommended by stockholders.

RESPONSIBILITIES RELATED TO BOARD EVALUATION

1. At least annually, review and assess the composition and performance of the Board of Directors, each committee, including this committee, and each individual director.